                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                              LARSCOM INCORPORATED
         -------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

         -------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                              LARSCOM INCORPORATED
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 24, 2000

TO THE STOCKHOLDERS OF LARSCOM INCORPORATED:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of LARSCOM INCORPORATED, a Delaware corporation (the "Company"), will be held at 10:00 a.m., local time, on Wednesday, May 24, 2000, at The Sheraton San Jose, Almaden Room, 1801 Barber Lane, Milpitas, California 95035, for the following purposes:

    1. To elect six (6) directors of the Company to serve until the 2001 annual meeting or until their respective successors are duly elected and qualified.

    2. To amend the Stock Incentive Plan to increase the number of shares of Class A Common Stock reserved for issuance thereunder from 3,985,000 to 6,785,000 shares.

    3. To amend the Employee Stock Purchase Plan to increase the number of shares of Class A Common Stock reserved for issuance thereunder from 685,000 to 785,000 shares.

    4. To amend the Stock Options Plan for Non-Employee Directors to increase the number of shares of Class A Common Stock reserved for issuance thereunder from 205,000 to 305,000 shares.

    5. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2000.

    6. To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on April 7, 2000 are entitled to notice of and to vote at the Annual Meeting. A complete list of stockholders entitled to vote will be available from the Secretary of the Company for 10 days before the Annual Meeting.

    All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. Should you receive more than one proxy because your shares are registered in different names or addresses, each proxy should be returned to ensure that all your shares are voted. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the Annual Meeting. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors,

                                          /s/ DONALD W. MORGAN

                                          Donald W. Morgan
                                          SECRETARY

Milpitas, California
April 24, 2000

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE POSTAGE PREPAID ENVELOPE.

                              LARSCOM INCORPORATED
                             1845 MCCANDLESS DRIVE
                               MILPITAS, CA 95035
                                  408-941-4000

                            PROXY STATEMENT FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 24, 2000

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed Proxy is solicited on behalf of the Board of Directors of LARSCOM INCORPORATED, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, May 24, 2000, local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at The Sheraton San Jose, Almaden Room, 1801 Barber Lane, Milpitas, California 95035. The telephone number at that location is (408) 943-0600. When proxies are properly dated, executed and returned, the shares they represent will be voted at the meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted for each of the proposals set forth herein and at the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

    These proxy solicitation materials and the Company's Annual Report to Stockholders for the year ended December 31, 1999, including financial statements, were first mailed on or about April 24, 2000 to all stockholders entitled to vote at the meeting.

RECORD DATE AND VOTING SECURITIES

    Stockholders of record at the close of business on April 7, 2000, (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 8,545,000, shares of the Company's Class A Common Stock, $.01 par value, were issued and outstanding and 10,000,000 shares of the Company's Class B Common Stock, $.01 par value, were issued and outstanding. No shares of the Company's preferred stock were outstanding.

    Any stockholder or stockholder representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting Larscom Inc. Investor Relations Department. To provide the Company sufficient time to arrange for reasonable assistance, please submit such requests by May 10, 2000.

                                   IMPORTANT

    PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD, AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED, POSTAGE-PREPAID, RETURN ENVELOPE SO THAT, IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING, YOUR SHARES MAY BE VOTED.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company at or before the taking of the vote at the Annual Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to Larscom Incorporated at 1845 McCandless Drive, Milpitas, California 95035, Attention: Secretary, or hand-delivered to the Secretary of the Company at or before the taking of the vote at the Annual Meeting.

VOTING AND SOLICITATION

    Except with respect to certain matters as to which Delaware law requires each class to vote as a separate class, the holders of Class A Common Stock and Class B Common Stock vote as a single class on all matters, with each share of Class A Common Stock entitled to one vote per share and each share of Class B Common Stock entitled to four votes per share. Stockholders do not have the right to cumulative voting at the meeting.

    The cost of soliciting proxies will be borne by the Company. Arrangements have been made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries. The Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. The Company has retained The Bank of New York, its transfer agent, at an estimated cost of $1,500, to assist in the Company's solicitation of proxies from brokers, nominees, institutions and individuals. In addition, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. No additional compensation will be paid for such services.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Class A and Class B Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST", "WITHHELD" or "ABSTAIN" on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

    Although there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

    The Delaware Supreme Court has held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. The Company intends to treat broker non-votes in a manner consistent with such holding. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR ANNUAL MEETING FOR THE YEAR
  ENDED DECEMBER 31, 2001

    The Company currently intends to hold its 2001 Annual Meeting of Stockholders in May 2001 and to mail Proxy Statements relating to such meeting in April 2001. Stockholder proposals intended to be presented at the 2001 Annual Meeting must be received by the Company for inclusion in the Proxy Statement and form of proxy for that meeting no later than December 20, 2000. Such stockholder proposals should be submitted to Larscom Incorporated at 1845 McCandless Drive, Milpitas, California 95035, Attention: Secretary.

    The Company's Annual Report to Stockholders for the year ended December 31, 1999 (the "Annual Report") and Annual Report on Form 10-K for the year ended December 31, 1999 (the "Form 10-K") have been mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Neither the Annual Report nor the Form 10-K is incorporated into this Proxy Statement and neither is considered proxy-soliciting material.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

NOMINEES

    The number of directors authorized by the Company's Board is currently fixed at six and six directors are to be elected at the Annual Meeting of Stockholders.

    Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six (6) nominees named below. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting or until such director's successor has been duly elected and qualified.

NAME OF DIRECTOR                   AGE      PRINCIPAL OCCUPATION
----------------                 --------   --------------------
Robert Coackley................     64      President, Chief Executive Officer

Donald G. Heitt................     64      Retired Chairman of the Board of Voysys Corporation

Lawrence D. Milligan...........     63      President and Chief Executive Officer of Axel Johnson, Inc.

Harvey L. Poppel...............     62      Retired Managing Director of Broadview International, LLC

Richard E. Pospisil............     68      Private Investor

Joseph F. Smorada..............     53      Senior Vice President and Chief Financial Officer of Axel
                                            Johnson Inc.

    Except as set forth below, each nominee has engaged in his or her principal occupation described above during the past five years. There is no family relationship among any directors or executive officers of the Company.

    ROBERT COACKLEY has served as President, Chief Executive Officer and a member of the Board of Directors since May 1999. Prior to joining the Company, he was President of Inrange Technologies Corporation (formerly General Signal Networks) from 1991 until 1999. Mr. Coackley has also held a number of executive positions with LP COM, Hewlett-Packard, British Telecom and Telspec Ltd.
Mr. Coackley is a Fellow of the Institute of Electrical Engineers (U.K.) and is also a Governor of the Electronic Industries Alliance and a board member of the Telecommunications Industry Association. Mr. Coackley holds a B.Sc. Honors Degree in Electrical Engineering from City University, London, England.

    DONALD G. HEITT has served as a director of the Company since
November 1996. He served as Chairman of the Board of Voysys Corporation from December 1995 until his retirement in May 1998. From April 1990 to
January 1996, Mr. Heitt was the President and Chief Executive Officer of Voysys Corporation. Prior to 1990, Mr. Heitt served as Senior Vice President of Telebit Corporation, Vice President of Sales and Marketing and President of the computer division of General Automation, Inc., and Vice President of Honeywell Information Systems, Inc. Mr. Heitt earned a BBA from the University of Iowa.

    LAWRENCE D. MILLIGAN has served as a director of the Company since
November 1998 and as Chairman of the Board since June 1999. Mr. Milligan is President, Chief Executive Officer and a director of Axel Johnson Inc. Prior to that, Mr. Milligan held a number of senior management positions over the course of 38 years with Procter & Gamble Co. Before retiring from Procter & Gamble Co. in 1998, he was the Senior Vice President responsible for worldwide sales and customer development, a position he held for eight years. Mr. Milligan is a member of the Board of Directors of Portman Equipment Company. He graduated from Williams College and served in the United States Marine Corps.

    HARVEY L. POPPEL has served as a director of the Company since
November 1996. He served as Managing Director at Broadview International from January 1985 until his retirement in December 1996 and as President of Poptech, Inc. since 1984. Previously, he was Senior Vice President, Board Member and Managing Officer of the Information Industry Practice at Booz, Allen & Hamilton and managed communications software development at both Western Union and Westinghouse Electric. He also is a director of Cotelligent, Inc., a professional services firm. Mr. Poppel holds a BS and an MS from Rensselear Polytechnic Institute.

    RICHARD E. POSPISIL has served as a director of the Company since
January 2000. Mr. Pospisil is currently a private investor and has been the president of RP Associates Services since 1994. Mr. Pospisil was President and CEO at T3Plus Networking (OnStream Networks) from 1990 until 1994. He was President, CEO and Director of ADA Incorporated during 1990. Previous to that, he founded LP COM and Telecommunications Technology, Incorporated. Mr. Pospisil holds a BS in Electrical Engineering from Iowa State University.

    JOSEPH F. SMORADA has served as a director of the Company since June 1992. Mr. Smorada has served as Senior Vice President and Chief Financial Officer of Axel Johnson Inc. since April 1992. Prior to joining Axel Johnson Inc.,
Mr. Smorada was Senior Vice President and Chief Financial Officer for Lone Star Industries, Inc. from September 1988 to April 1992. Prior to 1988, Mr. Smorada held senior executive positions with Conrac Corporation and Continental
Group, Inc. Mr. Smorada earned a BA in Economics from California University of Pennsylvania.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held seven meetings during the year ended December 31, 1999, of which five were meetings in person and two were held by telephone conference call. The Board of Directors does not have a nominating committee or any committee performing similar functions. All members of the Board of Directors attended more than 75% of the meetings, except for two former Directors, Paul Graf and Donald Green, both of whom served on the Board of Directors prior to May 2000 but do not stand for re-election at the May 2000 Annual Meeting of Stockholders.

    The Audit Committee, which currently consists of Messrs. Poppel, Pospisil and Smorada, held eight meetings during 1999, of which three were meetings in person and five were held by telephone conference call. The Audit Committee is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal controls. All members of the Audit Committee attended more than 75% of its meetings, except for Mr. Pospisil, who was newly elected since January 2000.

    The Compensation Committee, which currently consists of Messrs. Heitt, Milligan and Poppel, held five meetings during 1999, of which four were meetings in person and one was held by telephone conference call. The Compensation Committee reviews and approves the Company's executive compensation policies and approves all stock option grants. All members of the Compensation Committee attended more than 75% of the meetings.

DIRECTOR COMPENSATION

    Directors who were not employees of the Company or Axel Johnson Inc. ("Axel Johnson") or a director of Axel Johnson (the "Compensated Directors") received compensation for their services as directors at the rate of $1,500 per quarter and $1,500 per Board of Directors meeting attended plus $500 for each telephonic Board of Directors meeting held in a quarter after the first such meeting, for which no compensation is paid. Generally, Compensation Committee and Audit Committee meetings are held quarterly at the time of the Board of Directors meetings. Committee chairpersons who are Compensated Directors receive compensation for their services of $1,500 per year, and Committee members who are Compensated Directors receive compensation of $1,000 per year. Directors are not compensated for attending committee meetings.

    Compensated Directors participate in the Company's Stock Option Plan for Non-Employee Directors (the "Directors' Plan"). Under the Directors' Plan, upon joining the Board, Compensated Directors are automatically granted an initial option to purchase 18,000 shares of the Company's Class A Common Stock, with an exercise price equal to the fair market value of the Company's Class A Common Stock on the date of grant. Pursuant to the terms of the Directors' Plan, Compensated Directors receive thereafter annual options to purchase 6,000 shares of the Company's Class A Common Stock, with an exercise price equal to the then fair market value of the Company's Class A Common Stock on the date of grant. A grant of options to purchase 6,000 shares each of Class A Common Stock was made to Messrs. Poppel, Heitt and former Director Green at an exercise price equal to the then fair market value of the Class A Common Stock on the date of the 1999 Annual Meeting of Stockholders.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

    The six candidates receiving the highest number of "FOR" votes shall be elected to the Company's Board of Directors. An abstention will have the same effect as a vote withheld for the election of directors, and, pursuant to Delaware law, a broker non-vote will not be treated as voting in person or by proxy on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES SET FORTH ABOVE.

                                  PROPOSAL TWO
                     AMENDMENT TO THE STOCK INCENTIVE PLAN

    On October 11, 1996, the Board of Directors (the "Board") adopted the Company's Stock Incentive Plan (the "Plan") and reserved 2,485,000 shares of Class A Common Stock for issuance thereunder. In 1998, the Plan was amended and the reserve was increased to 3,985,000 shares. At the Annual Meeting, the stockholders are being requested to consider and approve the proposed amendment to the Plan to increase the number of shares of Class A Common Stock reserved for issuance thereunder by 2,800,000 shares, bringing the total number of shares under the Plan to 6,785,000.

    The Board believes that the attraction and retention of high quality personnel are essential to the Company's continued growth and success and that the increase in the shares available under the Plan is necessary for the Company to remain competitive in its compensation practices. In the absence of stockholder approval of this increase in the available shares, the Board believes there would be insufficient shares available for future option grants under the Plan, except to the extent that shares become available upon termination or cancellation of outstanding options.

    Although the Company is permitted to grant stock appreciation rights and other stock awards under the Plan, to date, only incentive and non-statutory stock options have been granted.

SUMMARY OF THE PLAN

    The following summary of the Plan is subject to the specific provisions of the Plan, which is available to any stockholder upon request.

PURPOSE

    The purpose of this Plan is to enable the Company to provide competitive incentives that will attract, retain, motivate and reward employees and to enable the Company to give employees an interest parallel to the general interests of the Company's stockholders.

ADMINISTRATION

    The Plan may generally be administered by the Board or by a Committee of the Board of Directors (collectively, the "Administrator"). The interpretation and construction of any provision of the Plan by the Board or its Committee shall be final and binding.

ELIGIBILITY

    The Administrator may grant non-qualified stock options, stock appreciation rights and stock bonus awards to eligible employees and consultants. Incentive stock options may only be granted to employees.

LIMITATIONS

    Section 162(m) of the Tax Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with options and stock appreciation rights granted to such persons, the Plan provides that no employee or consultant may be granted, in any fiscal year, options and stock appreciation rights to purchase more than 500,000 shares of Common Stock.

TERMS AND CONDITIONS OF OPTIONS

    Each option is evidenced by a written stock option agreement between the Company and the optionee.

    Options shall be subject to the following additional terms and conditions:

    (a) The Administrator determines the purchase price of options at the time options are granted. The purchase price of an option shall be not less than 100% of the fair market value of the Common Stock on the date such option is granted; provided, however, the purchase price of an incentive stock option granted to a 10% stockholder shall not be less than 110% of the fair market value of the Common Stock on the date such option is granted.

    (b) The purchase price of shares subject to an option generally may be paid in whole or in part by (i) cash, (ii) bank-certified, cashier's or personal check, (iii) "cashless" exercise, or (iv) other shares of Common Stock or property of the Company. Property for purposes of the Plan shall include an obligation of the Company unless prohibited by applicable law.

    (c) Each option may be exercisable in full at the time of grant or may become exercisable in one or more installments, at such time or times and subject to satisfaction of such terms and conditions as the Administrator may determine. The Administrator may at any time accelerate the date on which any outstanding option becomes exercisable.

    (d) Each option shall be exercisable during the lifetime of the optionee by the optionee's guardian or legal representative, and after death only by the optionee's beneficiary or estate or a person who acquired the right to exercise the option by will or the laws of descent and distribution. Each option shall expire at such time or times as the Administrator may determine; provided, however, that no option shall be exercisable more than ten (10) years from the date of grant and no incentive stock option granted to any 10% stockholder shall be exercisable more than five (5) years from the date of grant.

    (e) The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

TERMS AND CONDITIONS OF STOCK BONUS AWARDS

    A stock bonus award may, but need not be, granted as a performance unit award or a restricted stock award. An award may be settled in either cash or stock and may be paid at the time of grant or at a subsequent time as determined by the Administrator. Awards will be subject to such terms and conditions, including restrictions on transfer, as determined by the Administrator.

TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

    The Administrator generally may grant to selected optionees stock appreciation rights that are granted in connection with an option ("linked stock appreciation rights") and/or stock appreciation rights that are granted separate from an option ("free-standing stock appreciation rights"). A linked stock appreciation right generally entitles the optionee to exercise the stock appreciation right by surrendering to the Company, unexercised, the corresponding portion of the related option. In exchange for surrender of the option or surrender of a portion of the option ("the Surrender Value"), the optionee receives from the Company an amount equal to the excess of fair market value on the surrender date over the Surrender Value in cash, stock or a combination of both. When a linked stock appreciation right is exercised, the related option, to the extent surrendered, ceases to be exercisable. A linked stock appreciation right remains exercisable until, and expires concurrent with the date on which, the related option ceases to be exercisable or expires.

    The Administrator shall determine when stock appreciation rights become exercisable, and may, at any time, accelerate the exercisability of such rights; provided, however, that no free-standing stock appreciation right shall be exercisable more than ten (10) years from the date of grant. The base price of a stock appreciation right shall generally be the fair market value of the Common Stock on the date such right was granted or, with certain linked stock appreciation rights, shall be the price of the related option. The Company's obligation arising from the exercise of a stock appreciation right may be paid in Common Stock or in cash, or any combination thereof, as the Administrator may determine.

ADJUSTMENT UPON CHANGES IN CAPITALIZATION

    In the event that the stock of the Company changes by reason of any recapitalization, reclassification, split-up or consolidation, appropriate adjustments shall be made in the number and class of shares of stock subject to the Plan, the number and class of shares of stock subject to any option, right or award outstanding under the Plan, and the exercise price of any such outstanding option, right or award.

    In connection with any change of control involving the Company, the optionee will generally vest in full and have the right to exercise each outstanding option, right or award as to all the optioned stock, including shares not otherwise vested or exercisable. Optionees employed less than six months will have their options become fully vested and exercisable if they agree to remain employed until the date six months after the option grant.

AMENDMENT AND TERMINATION

    The Board may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain stockholder approval for any amendment to the Plan to the extent necessary to comply with applicable law. No such action by the Board or stockholders may alter or impair any option, right or award previously granted under the Plan without the written consent of the optionee.

FEDERAL INCOME TAX CONSEQUENCES

    INCENTIVE STOCK OPTIONS. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after the exercise of the option, any gain or loss is treated as a long-term capital gain or loss. Net capital gains on shares held for more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of a disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% stockholder of the Company. Unless limited by
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

    NON-STATUTORY STOCK OPTIONS. An optionee does not recognize any taxable income at the time he or she is granted a non-statutory option. However, upon exercise, the optionee recognizes taxable income generally measured as the excess of the then fair market value of the shares purchased over the exercise price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company.

    Upon disposition of such shares by the optionee, any difference between the sales price and the optionee's exercise price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held for more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

    Unless limited by Section 162(m) of the Code, the Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a non-statutory option.

    STOCK APPRECIATION RIGHTS. Income will not be recognized by a recipient in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the recipient generally will be required to include as taxable ordinary income in the year of exercise an amount equal to the sum of the amount of cash received and the fair market value of any Common Stock received on the exercise. In the case of a recipient who is also an employee, any income recognized on the exercise of a stock appreciation right will constitute wages for which withholding will be required. The Company will be entitled to a tax deduction in the same amount. If the optionee receives Common Stock upon the exercise of a stock appreciation right, any gain or loss on the subsequent sale of such stock will be treated in the same manner as discussed above under "Non-statutory Stock Options".

    OTHER STOCK AWARDS. Generally, income will not be recognized by a recipient in connection with the grant of a stock award of unvested stock, unless an election under Section 83(b) of the Tax Code is filed with the Internal Revenue Service within 30 days of the date of grant in the case of an award of stock. Otherwise, at the time the stock award vests, the recipient generally will recognize compensation income in an amount equal to the difference between the fair market value of the stock at the time of vesting and the amount paid for the stock, if any. Generally, the recipient will be subject to tax consequences similar to those discussed under "Non-statutory Stock Options". In the case of a recipient who is also an employee, any amount treated as compensation will be subject to tax withholding by the Company. The Company will be entitled to a tax deduction in the amount and at the time the recipient recognizes ordinary income with respect to a stock award.

    The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Option Plan and does not purport to be complete. Reference should be made to the applicable provisions of the Tax Code. In addition, this summary does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

    At the Annual Meeting, the stockholders are being asked to approve an amendment to increase the number of shares available under the Plan. The affirmative vote of the holders of a majority of the shares of the Company's Common Stock voting at the meeting is required to approve the amendment to the Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE COMPANY'S STOCK INCENTIVE PLAN.

                                 PROPOSAL THREE
                 AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

    The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board on October 11, 1996 and approved by the stockholders on November 15, 1996. A total of 310,000 shares of Common Stock were reserved for issuance under the Purchase Plan. In 1998, the Plan was amended and the reserve increased to 685,000 shares. At the Annual Meeting, the stockholders are being requested to consider and approve the proposed amendment to the Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 100,000 shares, bringing the total number of shares under the Purchase Plan to 785,000.

    The Board of Directors believes that the attraction and retention of high quality personnel are essential to the Company's continued growth and success and that the Purchase Plan is necessary for the Company to remain competitive in its compensation practices. In the absence of an increase in the available shares, the Board believes there would be insufficient shares available for purchase under the Purchase Plan, except to the extent that shares are not purchased during the current offering period due to the withdrawal of a plan participant.

SUMMARY OF THE PURCHASE PLAN

    The following summary of the Purchase Plan is subject to the specific provisions of the Purchase Plan, which is available to any stockholder upon request.

PURPOSE

    The purpose of this Purchase Plan is to provide employees with an opportunity to purchase Common Stock of the Company through payroll deductions in a manner that qualifies under Section 423 of the Internal Revenue Code (the "Code").

ADMINISTRATION

    The Purchase Plan provides for administration by the Board or by a Committee of the Board (collectively, the "Administrator"). The interpretation and construction of any provision of the Purchase Plan by the Administrator shall be final and binding.

ELIGIBILITY

    Generally, any regular full-time employee of the Company (who works at least twenty (20) hours per week and five (5) months per year) will be eligible to participate in the Purchase Plan; provided, however, that no employee may be granted an option under the Purchase Plan if (i) such employee, immediately after the option is granted, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or
(ii) if such employee's rights to purchase stock under all employee stock purchase plans of the Company accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year.

PARTICIPATION IN AN OFFERING

    The Company may make offering periods of up to 27 months duration available to eligible employees to purchase shares of Common Stock under the Purchase Plan (an "Offering") until all shares authorized to be delivered under the Purchase Plan have been exhausted or until the Purchase Plan is sooner terminated by the Board. The number, commencement date and duration of any offering periods shall be determined by the Administrator in its sole discretion; provided, however, that, unless the Administrator determines otherwise, a new Offering shall commence on each August 1 and

February 1 and shall terminate on (and include) the day immediately preceding the day on which the next Offering commences. An eligible employee may elect to participate in an Offering at such time(s) as the Administrator may permit by authorizing a payroll deduction of up to a maximum of ten percent (10%) of compensation. The Administrator may, at any time, suspend or accelerate the completion of an Offering if required by law or deemed by the Administrator to be in the best interests of the Company, including in the event of a change in ownership or control of the Company or any subsidiary as defined in section 424(f) of the Code, including a corporation which becomes such a subsidiary in the future ("Subsidiary"). Once an employee becomes a participant in the Purchase Plan, Common Stock will automatically be purchased under the Purchase Plan at the end of each offering period, unless the participant withdraws or terminates employment earlier and, the employee will automatically participate in each successive offering period until such time as the employee withdraws from the Purchase Plan or the employee's employment with the Company terminates.

PURCHASE PRICE

    The purchase price per share at which shares will be sold in an offering under the Purchase Plan is the lower of (i) 85% of the fair market value of a share of Common Stock on the first day of an Offering or (ii) 85% of the fair market value of a share of Common Stock on the last day of each Offering. The fair market value of the Common Stock on a given date is generally the closing sale price of the Common Stock as reported on the Nasdaq National Market for such date.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

    The purchase price of the shares is accumulated by payroll deductions throughout the Offering. The number of shares of Common Stock a participant may purchase in each Offering is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that Offering by the purchase price; provided, however, that a participant may not purchase more than 1,000 shares for each Offering. During the Offering, a participant may discontinue his or her participation in the Purchase Plan, and may decrease or increase the rate of payroll deductions in an offering period within limits set by the Administrator.

    All payroll deductions made for a participant are credited to the participant's account under the Purchase Plan, are withheld in whole percentages only and are included with the general funds of the Company. Funds received by the Company pursuant to exercises under the Purchase Plan are also used for general corporate purposes. A participant may not make any additional payments into his or her account.

WITHDRAWAL

    A participant may terminate his or her participation in the Purchase Plan at any time by giving the Company a written notice of withdrawal. In such event, the payroll deductions credited to the participant's account will be returned, without interest, to such participant. Payroll deductions will not resume unless a new subscription agreement is delivered in connection with a subsequent offering period.

TERMINATION OF EMPLOYMENT

    Termination of a participant's employment for any reason, including death, cancels his or her participation in the Purchase Plan immediately. In such event the payroll deductions credited to the participant's account will be returned without interest to such participant, his or her designated beneficiaries or the executors or administrators of his or her estate.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

    In the event of any changes in the capitalization of the Company, such as a stock split, stock dividend, combination or reclassification of the Common Stock, resulting in an increase or decrease in the number of shares of Common Stock, proportionate adjustments will be made by the Administrator in the shares subject to purchase and in the price per share under the Purchase Plan.

AMENDMENT AND TERMINATION

    The Board may at any time and for any reason amend or terminate the Purchase Plan, except that no such termination shall affect options previously granted and no amendment shall make any change in an option granted prior thereto which adversely affects the rights of any participant. Stockholder approval for amendments to the Purchase Plan shall be obtained in such a manner and to such a degree as required to comply with all applicable laws or regulations. The Purchase Plan may be terminated by the Board at any time in accordance with the Purchase Plan.

FEDERAL INCOME TAX INFORMATION FOR PURCHASE PLAN

    The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two
(2) years from the first day of the Offering Period or more than one (1) year from the date of transfer of the stock to the participant, then the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (ii) an amount equal to 15% of the fair market value of the shares as of the first day of the Offering Period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above and except to the extent permitted under
Section 162(m) of the Code.

    The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

    At the Annual Meeting, the stockholders are being asked to approve an amendment to increase the number of shares available under the Purchase Plan. The affirmative vote of the holders of a majority of the shares of the Company's Common Stock voting at the meeting is required to approve the amendment to the Purchase Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN.

                                 PROPOSAL FOUR
         AMENDMENT TO THE STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

    On October 11, 1996, the Board adopted the Company's Stock Option Plan for Non-Employee Directors (the "Directors Plan") and reserved 205,000 shares of Class A Common Stock for issuance thereunder. At the Annual Meeting, the stockholders are being requested to consider and approve the proposed amendment to the Plan to increase the number of shares of Class A Common Stock reserved for issuance thereunder by 100,000 shares, bringing the total number of shares under the Plan to 305,000.

    The Board believes that the attraction and retention of high quality directors are essential to the Company's continued growth and success and that the Directors Plan is necessary for the Company to remain competitive in its director compensation practices. In the absence of stockholder approval of this increase in the available shares, the Board believes there would be insufficient shares available for future option grants under the Directors Plan, except to the extent that shares become available upon termination or cancellation of outstanding options.

SUMMARY OF THE DIRECTORS PLAN

    The following summary of the Directors Plan is subject to the specific provisions of the Directors Plan, which is available to any stockholder upon request.

PURPOSE

    The purpose of the Directors Plan is to enhance the Company's ability to attract and retain qualified non-employee directors and to encourage them to increase their proprietary interests in the Company.

ADMINISTRATION

    The Directors Plan shall be administered by a committee of the Board consisting of two or more directors appointed from time to time by the Board (the "Compensation Committee"), unless the Board determines that the Directors Plan should be administered by the Board, in which case it shall be administered by the Board. Unless the Board determines otherwise, any committee administering the Directors Plan shall be comprised solely of "Non-Employee Directors" within the meaning of Securities and Exchange Commission ("SEC") Rule 16b-3. Subject to the terms of the Directors Plan, the Compensation Committee shall have the power to administer, interpret and construe the Directors Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for administering the Directors Plan as the Compensation Committee deems desirable.

PARTICIPATION

    "Eligible directors" are members of the Board who are not employees of the Company, any Subsidiary or Axel Johnson, including any director of Axel Johnson who is such a member of the Board.

LIMITATIONS

    All options granted under the Directors Plan shall be nonstatutory options not intended to qualify as incentive stock options under Section 422 of the Code. Each option granted under the Directors Plan and the issuance of shares thereunder shall be subject to the following terms and conditions:

TERMS AND CONDITIONS OF OPTIONS

    Each option is evidenced by a written stock option agreement between the Company and the optionee.

    Options shall be subject to the following terms and conditions.

    (a) Each option granted under the Directors Plan shall be evidenced by a written instrument duly executed on behalf of the Company and dated as of the applicable date of grant. Each such instrument shall be signed on behalf of the Company by an officer or officers delegated such authority by the Compensation Committee using either manual or facsimile signature. Each such instrument shall comply with and be subject to the terms and conditions of the Directors Plan. Any such instrument may contain such other terms, provisions and conditions not inconsistent with the Directors Plan as may be determined by the Compensation Committee.

    (b) Immediately following each annual meeting of stockholders of the Company, until the Directors Plan is terminated or expires, each person who is then an Eligible Director shall hereby be granted, on the date of such annual meeting, an option to purchase 6,000 shares of Common Stock from the Company, unless such option is the first option to be granted to such person under the Directors Plan, in which case such person shall hereby be granted, on such date, an option to purchase 18,000 shares of Common Stock from the Company. The price at which the shares may be purchased under any option granted pursuant to the preceding sentence shall be equal to the mean between the high and low sales price of Common Stock in consolidated trading on the Nasdaq National Market or other market as reported in the WALL STREET JOURNAL ("Fair Market Value") on the date on which such option is granted.

    (c) Except as otherwise provided, an option may be exercised at any time for all or from time to time for any part of the shares which are subject to purchase under the option, before the tenth anniversary of the date on which the option was granted. If not sooner exercised or terminated pursuant to the preceding sentence or the other provisions, an option shall expire on the tenth anniversary of the date on which it was granted.

    (d) An option which is the first option to be granted to a participant under the Directors Plan may not be exercised (i) with respect to any of the shares subject to the option until the participant shall have served on the Board during the period extending from the date of grant of the option to the date of the first annual meeting of stockholders next following the date of grant of the option, nor (ii) with respect to more than one-third of the shares subject to the option until the participant shall have served on the Board during the period extending from the date of grant of the option to the date of the second annual meeting of stockholders next following the date of grant of the option, nor (iii) with respect to more than two-thirds of the shares subject to the option until the participant shall have served on the Board during the period extending from the date of grant of the option to the date of the third annual meeting of stockholders next following the date of grant of the option.

    (e) An option which is not the first option to be granted to the participant under the Directors Plan may not be exercised in whole or in part unless and until the participant shall have served on the Board during the period extending from the date of grant of the option to the date of the third annual meeting of stockholders next following the date of grant of the option.

    (f) On the date (if any) on which a change in control occurs, the preceding provisions of (d) and (e) shall cease to apply to any option that is outstanding and that would be fully exercisable on such date were it not for such provisions, but, in the case of an option which was granted less than six months before such change in control occurs, only if the participant agrees in writing (if requested in writing by the Compensation Committee to do so in advance of such change in control) to remain on the Board at least through the date which is six months after the date on which such option was granted with the same compensation and indemnification rights as immediately before the change in control.

    (g) If and to the extent that any option is outstanding and exercisable pursuant to the provisions of (c) (d), (e) and (f) above on the date on which a participant's service on the Board terminates for any reason other than cause (which for purposes of the Directors Plan shall mean cause within the meaning of the Company's by-laws or, in the absence of a by-law provision regarding cause, within the meaning of subsection 141(k) of the Delaware General Corporation
Law), such option shall terminate one year after such termination of Board service; provided that if the participant dies during such one year period after termination of Board service, such option shall terminate one year after the participant's death, and, provided further, that in no event shall any option be exercisable after the tenth anniversary of the date on which it was granted. If and to the extent that any option is outstanding but not exercisable pursuant to the provisions (c), (d), (e) and (f) above on the date of termination of Board service for any reason other than cause, such option shall terminate upon such termination of Board service. If and to the extent that any option is outstanding on the date (if any) on which a participant's service on the Board terminates for cause, such option, whether or not otherwise exercisable pursuant to the provisions of (c), (d), (e) and (f) above, shall terminate upon such termination of Board service.

    (h) An option may not be exercised for fewer than fifty shares unless fewer than fifty shares remain subject to the option at the time, in which case the option may not be exercised for less than the full balance of the shares that remain subject to the option at the time.

    (i) The Company's obligation to issue or transfer shares of Common Stock pursuant to the exercise of any option under the Directors Plan shall be subject to the condition that such issuance or transfer would not, in the opinion of the Compensation Committee, cause any impairment of the Company's capital or constitute a breach of or cause the Company to be in violation of any covenant, warranty or representation made by the Company in any credit agreement to which the Company is a party.

TIME AND MANNER OF OPTION EXERCISE

    An option shall be considered exercised if and when written notice, signed by the person exercising the option and stating the number of shares with respect to which the option is being exercised, is received by the Secretary on a form approved for this purpose by the Compensation Committee, accompanied by full payment of the option exercise price in one or more of the forms described below for the number of shares to be purchased. No option may at any time be exercised with respect to a fractional share.

PAYMENT OF EXERCISE PRICE

    The option exercise price may be paid in whole or in part (a) in cash,
(b) by bank-certified check, cashier's check or personal check subject to collection, (c) in whole shares of Common Stock valued at their Fair Market Value on the date of exercise, provided that such shares have been held by the participant for at least six months before the date of exercise or satisfy such other requirement(s) as the Compensation Committee may impose, or (d) by delivering to the Company a properly executed exercise notice together with irrevocable instructions to a stockbroker that the Compensation Committee determines satisfy the provisions of section 220.3(e)(4) (or a successor provision) of Regulation T promulgated by the Board of Governors of the Federal Reserve System.

EXERCISE AFTER DEATH

    Following the death of a participant, any options that were exercisable at the time of the participant's death may be exercised prior to their expiration or termination pursuant to the provisions (c) and (g) above by the participant's beneficiary designated pursuant to the transferability provision below or, if no such beneficiary has been designated or survives the participant, by the participant's estate or the person or persons to whom the options passed by will or the laws of descent and distribution.

TRANSFERABILITY

    Options granted under the Directors Plan shall not be transferable otherwise than by will or the laws of descent and distribution and, during the lifetime of the participant, shall be exercisable only by him or his legal representative. Notwithstanding the foregoing, a participant may designate a beneficiary to whom the participant's options shall pass in the event of the participant's death, provided that (a) such beneficiary is designated in writing on a form approved for that purpose by the Compensation Committee, (b) such form is received by the Secretary of the Company prior to the participant's death, and (c) the Compensation Committee consents to any beneficiary so designated.

REGULATORY APPROVAL AND COMPLIANCE

    Any provision of the Directors Plan to the contrary notwithstanding, no option shall be exercisable unless and until the Company (a) obtains the approval of all regulatory bodies whose approval the Compensation Committee may deem necessary or desirable, and (b) complies with all legal requirements deemed applicable by the Compensation Committee, nor may any Option be exercised unless and until the person exercising the option supplies the Company with such documentation as the Compensation Committee may deem necessary or advisable to establish the identity of such person and such person's entitlement to exercise the Option.

CAPITAL ADJUSTMENTS

    The aggregate number and class of shares subject to issuance and transfer under the Directors Plan, the number and class of shares with respect to which options may be granted to each Eligible Director under the Directors Plan as provided, the number and class of shares subject to each outstanding option, and the exercise price per share specified in each such option, shall be appropriately adjusted by the Compensation Committee in the event of stock dividends, stock splits, spin-offs or other distributions of assets (other than normal cash dividends), recapitalizations, reorganizations, mergers, consolidations, exchanges or other changes in corporate structure or capitalization.

DURATION OF THE DIRECTORS PLAN

    The Directors Plan shall remain in effect until all shares authorized to be issued or transferred hereunder have been exhausted or until the Directors Plan is sooner terminated by the Board of Directors, and shall continue in effect thereafter with respect to any options outstanding at the time of such termination.

AMENDMENT AND TERMINATION OF THE DIRECTORS PLAN

    The Directors Plan may be amended by the Board of Directors, without stockholder approval, at any time and in any respect, unless stockholder approval of the amendment in question is required under Delaware law, any national securities exchange or system on which shares of Common Stock are then listed or reported, by any regulatory body having jurisdiction with respect to the Directors Plan, or under any other applicable laws, rules or regulations. The Directors Plan may also be terminated at any time by the Board. No amendment or termination of the Directors Plan shall adversely affect any option granted prior to the date of such amendment or termination without the written consent of the participant.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

    At the Annual Meeting, the stockholders are being asked to approve an amendment to increase the number of shares available under the Directors Plan. The affirmative vote of the holders of a majority of the shares of the Company's Common Stock voting at the meeting is required to approve the amendment to the Directors Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE COMPANY'S STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.

                                 PROPOSAL FIVE
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board has selected PricewaterhouseCoopers LLP, independent accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 2000. This appointment is being presented to the stockholders for ratification at the Annual Meeting. If the stockholders reject the appointment, the Board of Directors will reconsider its selection.

    PricewaterhouseCoopers LLP has audited the Company's financial statements since 1993 and performed reviews from 1987 through 1992. Its representatives are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

    The affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting will be required to approve the ratification of the Board's appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the year ending December 31, 2000.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP.

                             ADDITIONAL INFORMATION

EXECUTIVE COMPENSATION

    The following table sets forth information regarding the compensation of the Company's Chief Executive Officer, each of the other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 during the year ended December 31, 1999, and two individuals who were two of the Company's most highly compensated executive officers but were not serving as executive officers at the end of 1999 (collectively, the "Named Executive Officers"), for services rendered in all capacities to the Company for the years ended December 31, 1999, 1998 and 1997:

                           SUMMARY COMPENSATION TABLE

                                                       TABLE                    LONG-TERM
                                                ANNUAL COMPENSATION            COMPENSATION
                                             --------------------------   ----------------------
                                                SUMMARY COMPENSATION      LONG-TERM   SECURITIES    ALL OTHER
                                   FISCAL    --------------------------   INCENTIVE   UNDERLYING   COMPENSATION
NAME                                YEAR     SALARY($)      BONUS(1)($)    PLAN($)    OPTIONS(#)       ($)
----                              --------   ---------      -----------   ---------   ----------   ------------
Robert Coackley (2).............    1999      182,308              --        --        500,000        27,097(9)
  President and Chief Executive
  Officer

George M. Donohoe...............    1999      264,258(5)           --        --         27,000        15,288(10)
  Executive Vice President of       1998      219,916(5)           --        --         88,500        16,000(10)
  Sales and Service                 1997      180,043(5)       51,410        --         12,500        14,297(10)

Rebecca C. Horn.................    1999      195,501(6)           --        --         27,000        34,082(11)
  Vice President, Marketing         1998       46,443              --        --             --            --

Donald W. Morgan (3)............    1999       30,788              --        --         50,000        33,749(12)
  Vice President, Finance and
  Chief Financial Officer

Amin Pessah (4).................    1999      188,457(7)           --        --         21,000        15,055(13)
  Vice President, International     1998      194,307(7)           --        --         57,000         6,189(13)
  Sales                             1997      178,368(7)       15,027        --          5,000         3,954(13)

Jeffrey W. Reedy................    1999      166,261              --        --         27,000         7,843(14)
  Vice President, Engineering       1998      140,302              --        --         57,500         4,971(14)
                                    1997      125,583          51,410        --         12,500         6,319(14)

Stephen A. Gartner (4)..........    1999      181,971(8)           --        --         21,000        11,173(15)
  Vice President, Sales             1998      172,921(8)           --        --         44,500         6,809(15)
                                    1997      142,602(8)        8,801        --          4,000         6,072(15)

------------------------

(1) Represents bonuses earned in the year indicated and paid in the following year.

(2) Mr. Coackley joined the company in May of 1999.

(3) Mr. Morgan joined the Company in October of 1999.

(4) Mr. Pessah and Mr. Gartner were no longer deemed Officers of the Company following the appointment of Mr. Coackley as President and Chief Executive Officer in May 1999. Mr. Pessah and Mr. Gartner remain with the Company in executive roles as Vice Presidents.

(5) Includes sales commissions of $5,348, $23,881, and $67,849 in 1999, 1998 and 1997, respectively.

(6) Includes sales commissions of $20,500 in 1999.

(7) Includes sales commissions of $19,795, $38,768 and $86,569 in 1999, 1998 and 1997, respectively.

(8) Includes sales commissions of $47,260, $61,053 and $67,133 in 1999, 1998 and 1997, respectively.

(9) Includes the matching contribution under the Company's 401k plan which the Company made on behalf of the Named Executive Officer of $3,130, Company paid life insurance of $3,075 and a moving allowance of $20,892 in 1999.

(10) Includes the matching contribution under the Company's 401k plan which the Company made on behalf of the Named Executive Officer of $3,732, $3,686 and $3,445 in 1999, 1998 and 1997, respectively, Company paid life insurance of $4,595, $4,688 and $2,452 in 1999, 1998 and 1997, respectively, an automobile allowance of $6,961, $6,209 and $6,942 in 1999, 1998 and 1997,
    respectively and other benefits of $1,417 and $1,458 in 1998 and 1997, respectively.

(11) Includes the matching contribution under the Company's 401k plan which the Company made on behalf of the Named Executive Officer of $5,150, Company paid life insurance of $634, a signing bonus of $26,000 and an automobile allowance of $2,298 in 1999.

(12) Includes a moving allowance of $32,220 and other benefits of $1,529 in 1999.

(13) Includes the matching contribution under the Company's 401k plan which the Company made on behalf of the employee of $5,503, $3,663 and $3,489 in 1999, 1998 and 1997, respectively, Company paid life insurance of $673, $905 and $465 in 1999, 1998 and 1997, respectively, an automobile allowance of $8,879 in 1999, and a sales award of $1,621 in 1998.

(14) Includes the matching contribution under the Company's 401k plan which the Company made on behalf of the Named Executive Officer of $5,149, $4,504 and $4,309 in 1999, 1998 and 1997, respectively, Company paid life insurance of $396, $467 and $267 in 1999, 1998 and 1997, respectively, an automobile allowance of $2,298 in 1999, and an achievement award of $1,743 in 1997.

(15) Includes the matching contribution under the Company's 401k plan which the Company made on behalf of the employee of $4,460, $5,181 and $4,889 in 1999, 1998 and 1997, respectively, Company paid life insurance of $567, $599 and $354 in 1999, 1998 and 1997, respectively, an automobile allowance of $6,146 in 1999 and other benefits of $1,029 and $829 in 1998 and 1997, respectively.

OPTION GRANTS AND EXERCISES

    The following table sets forth each grant of stock options made during the year ended December 31, 1999 to each of the Named Executive Officers:

               OPTION GRANTS IN THE YEAR ENDED DECEMBER 31, 1999

                                               INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE VALUE
                                ------------------------------------------------   ------------------------------------
                                                                                     ASSUMING ANNUAL
                                NUMBER OF    % OF TOTAL                               RATES OF STOCK      USING BLACK-
                                SECURITIES    OPTIONS                               PRICE APPRECIATION       SCHOLES
                                UNDERLYING    GRANTED     EXERCISE                 FOR OPTION TERM (2)       OPTION
                                 OPTIONS     IN FISCAL      PRICE     EXPIRATION   --------------------   PRICING MODEL
NAME                             GRANTED      YEAR (1)    ($/SHARE)      DATE       5%($)      10%($)        ($)(3)
----                            ----------   ----------   ---------   ----------   --------   ---------   -------------
Robert Coackley...............   500,000        37.7%       3.125       5/19/09    982,648    2,490,223       815,057
George M. Donohoe.............    27,000         2.0%       4.031      11/29/09     68,447      173,458        57,731
Rebecca C. Horn...............    27,000         2.0%       4.031      11/29/09     68,447      173,458        57,731
Donald W. Morgan..............    50,000         3.8%       4.031      11/29/09    126,754      321,219       106,909
Amin Pessah...................    21,000         1.6%       4.031      11/29/09     53,236      134,912        44,902
Jeffrey W. Reedy..............    27,000         2.0%       4.031      11/29/09     68,447      173,458        57,731
Stephen A. Gartner............    21,000         1.6%       4.031      11/29/09     53,236      134,912        44,902

------------------------

(1) A total of 1,324,500 options were granted to employees and directors during the year ended December 31, 1999 under the Stock Incentive Plan.

(2) The dollar amounts in these columns are the results of calculations at the five percent and ten percent rates set by the SEC and are not intended to predict future appreciation of the Company's securities. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% or 10% annual rate of compounded stock price appreciation or at any other defined level. Unless the market value of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(3) In determining the potential realizable value using the Black-Scholes option pricing model the following assumptions were made: a risk free interest rate of 5.83%, an average expected option life of 3.50 years, an expected volatility of 70% and a zero dividend yield.

    The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during 1999, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of shares covered by stock options as of December 31, 1999, and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option and the market price of the shares subject to such option on December 31, 1999.

           AGGREGATED OPTION EXERCISED IN YEAR END DECEMBER 31, 1999
                       AND FISCAL YEAR END OPTION VALUES

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                      OPTIONS AT               IN-THE-MONEY OPTIONS
                                                                  AT FISCAL YEAR END            AT FISCAL YEAR END
                                       SHARES                 ---------------------------   ---------------------------
                                      ACQUIRED      VALUE
NAME                                 ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                 -----------   --------   -----------   -------------   -----------   -------------
Robert Coackley....................       --          --             --        500,000            --        1,703,000
George M. Donohoe..................       --          --         20,133         82,367        95,318          329,397
Rebecca C. Horn....................       --          --          9,479         52,521        45,319          189,516
Donald W. Morgan...................       --          --             --         50,000            --          125,000
Amin Pessah........................       --          --         11,915         53,085        57,058          206,149
Jeffrey W. Reedy...................       --          --         15,571         68,929        74,529          268,190
Stephen A. Gartner.................       --          --          9,342         46,158        44,748          173,008

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors currently consists of Messrs. Heitt, Milligan and Poppel. None of the members of the Compensation Committee is or ever has been an officer or employee of the Company. No interlocking relationship exists between any member of the Company's Compensation Committee and any member of any other Company's Board of Directors or Compensation Committee.

EMPLOYMENT CONTRACTS, SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

    Pursuant to an agreement dated as of October 6, 1998, the Company agreed to provide certain continuing employee benefits to Deborah Soon when she ceased to be employed as the Company's Chief Executive Officer. Pursuant to the agreement, Ms. Soon remained an employee of the Company through March 31, 1999 and received salary continuation through that date of her base salary and other employee benefits in effect as of September 30, 1998. The Company also paid Ms. Soon's base salary, on the Company's regular payroll dates, from April 1, 1999 until September 30, 1999. The Company also paid $8,500 for outplacement services for Ms. Soon.

RELATIONSHIP BETWEEN THE COMPANY AND AXEL JOHNSON

    Prior to the Company's initial public offering in December 1996, the Company was a wholly owned subsidiary of Axel Johnson. As the sole stockholder, Axel Johnson was responsible for providing the Company with financial, management, administrative and other resources. Furthermore, Axel Johnson maintained substantial control over the day-to-day operations of the Company.

    Services provided to the Company by Axel Johnson include significant management functions and services, including treasury, accounting, tax, internal audit, legal, human resources and other support services. The Company was charged and/or allocated expenses of $438,000, $425,000, and $622,000 for the years ended December 31, 1999, 1998 and 1997, respectively. The costs of these services were directly charged and/or allocated using methods that the Company's management believes are reasonable. Such charges and allocations are not necessarily indicative of the costs the Company would have incurred to obtain these services had it been a separate entity. Neither Axel Johnson nor the Company has conducted any study or obtained any estimates from third parties to determine what the cost of obtaining similar services from third parties may have been.

    The Company and Axel Johnson entered into a number of agreements prior to the Company's initial public offering for the purpose of defining the ongoing relationship between them. These agreements were negotiated in the context of a parent-subsidiary relationship and therefore are not the result of negotiations between independent parties. It is the intention of the Company and Axel Johnson that such agreements and the transactions provided for therein maintain certain mutually beneficial arrangements on overall terms which the Company and Axel Johnson believe to be at least as favorable to Larscom as could have been obtained from unrelated third parties. However, because of the complexity of the various relationships between the Company and Axel Johnson, there can be no assurance that the terms of any individual element of such arrangements are as favorable to the Company as could have been obtained from unaffiliated third parties. The following summaries address all material provisions of such agreements. While these agreements will provide the Company with certain benefits, the Company is only entitled to the ongoing assistance of Axel Johnson for a limited time and it may not enjoy benefits from its relationship with Axel Johnson beyond the term of the agreements.

    Subsequent to the Company's initial public offering, the Company adopted a policy that all future agreements between the Company and Axel Johnson will be on terms that the Company believes are no less favorable to the Company than the terms the Company believes would be available from unaffiliated parties. In that regard, the Company intends to follow the procedures provided by the Delaware General Corporation Law (the "DGCL") which include a vote to affirm any such future agreements by a majority of the Company's directors who are not employees of Axel Johnson (even though such directors may be less than a quorum). There can be no assurance that any such arrangements or transactions will be the same as that which would be negotiated between independent parties.

    The following is a summary of certain arrangements between the Company and Axel Johnson that became effective upon consummation of the Company's initial public offering.

ADMINISTRATIVE SERVICES AGREEMENT

    The Company and Axel Johnson entered into an administrative services agreement (the "Services Agreement") effective since the consummation of the Company's initial public offering, pursuant to which Axel Johnson continues to provide limited services to the Company, including treasury, accounting, tax, internal audit, legal and human resource functions.

    Each service under the Services Agreement was initially provided for a period of two years. In 1999, the Company unilaterally extended the term for an additional year, in accordance with the

Service Agreement. However, to the extent legally permissible, the Company may terminate any individual service or all services that it receives under the Services Agreement at any time upon 45 days prior written notice. Otherwise, the Services Agreement shall terminate upon the earlier of, among other things,
(i) three years after the consummation of the Company's initial public offering or (ii) the date which Axel Johnson owns less than 50% of the voting control of the Company; provided, however, that if such reduction in voting control results from a sale or transfer of Class B Common Stock by Axel Johnson, the services shall continue to be provided for a period of 90 days thereafter. The Company is obligated to take all steps necessary to obtain its own administrative and support services prior to the termination of the Services Agreement.

    The Company is obligated to pay fees established in the Services Agreement based upon the type and amount of services rendered. Axel Johnson charged an annual fee of $438,000 for all of the services that it provided under the Services Agreement for 1999. These fees will be approximately $451,000 for 2000. In addition, the Company reimburses Axel Johnson for any out-of-pocket expenses it incurs in connection with providing the services.

    Axel Johnson incurred various costs related to services provided to the Company, which were charged to the Company. These are as follows:

                                                                 1999
                                                              ----------
Pension and thrift plan.....................................  $1,994,000
Health insurance............................................  $  845,000
Property, liability and general insurance...................  $  244,000
Other charges net of tax credit.............................  $  246,000

    Larscom participates in the centralized cash management system operated by Axel Johnson. Under this system all payments made by Larscom are settled by Axel Johnson and all receipts from customers are remitted to Axel Johnson. Cash remittances made, net of cash advances were $3,973,000 during 1999.

TAX SHARING AGREEMENT

    The Company and Axel Johnson entered into a tax sharing agreement (the "Tax Sharing Agreement") effective since the consummation of the Company's initial public offering, pursuant to which the Company has made a payment to Axel Johnson of an amount in respect of taxes shown as due attributable to the operations of the Company on the consolidated federal income tax return filed along with Axel Johnson for the short period commencing on January 1, 1996 and ending on the date on which the Company ceased to be a member of the Axel Johnson consolidated group, December 19, 1996. For the period subsequent to the initial public offering, the Company filed combined state income tax returns with Axel Johnson or its subsidiaries, pursuant to which appropriate payments were made by or to the Company. Axel Johnson will indemnify the Company from liability for certain matters, including, net of corresponding tax benefits, any federal, state or local income or other taxes attributable to any affiliated or combined group of which the Company is a member for any period ending after the Company's initial public offering. The Company has agreed to indemnify Axel Johnson and its subsidiaries from liability for certain matters, including any federal, state or local income or other taxes attributable to the operations of the Company subsequent to the Company's initial public offering. Subsequent to the Company's initial public offering, the Company has made its own tax filings, with assistance provided by Axel Johnson under the Services Agreement.

CREDIT AGREEMENT

    The Company and Axel Johnson entered into a credit agreement, pursuant to which Axel Johnson has agreed to provide a revolving credit/working capital facility (the "Credit Agreement") to the

Company in an aggregate amount of $15,000,000. The Credit Agreement expires in December 2000. Any loans thereunder bear interest during each calendar quarter at a rate per annum equal to the sum of the three month London Interbank Offered Rate (LIBOR), plus 2.0% initially on the date when the loan is made and adjusted thereafter on the first business day of each calendar quarter. Additionally, the Company is required to pay a commitment fee of 0.5% per annum on the unused portion of the Credit Agreement. The Company is required to maintain compliance with certain covenants under the Credit Agreement. As of December 31, 1999, $15,000,000 was available, and during 1999, 1998 and 1997, no borrowings were made under the Credit Agreement.

    The Credit Agreement contains various representations, covenants and events of default typical for financing of a similar size and nature. As a condition to borrowing pursuant to the Credit Agreement, Larscom must be able to represent that, among other things, it is duly incorporated and has the corporate authority to enter into the Credit Agreement, there are no conflicts with the Certificate of Incorporation or Bylaws or any contract of Larscom, there has been no material adverse change in the financial condition or results of operations of Larscom since November 20, 1998 and that there is no pending or threatened litigation that would have a material adverse effect on the Company. Larscom covenants to, among other things, keep its legal existence in effect, cause to be done all things necessary to maintain and operate its business in substantially the same manner, pay all indebtedness and other obligations, provide Axel Johnson with certain financial information and to use the proceeds of the loans for the purposes set forth in the Credit Agreement. The events of default under the Credit Agreement include any failure to pay punctually any principal or interest due under the Credit Agreement, any act of insolvency of Larscom and any sale by Larscom of all or substantially all of its assets. Upon an event of default, the line of credit shall become payable in full.

    The Credit Agreement also permits Axel Johnson to require, upon 90 days written notice, a mandatory prepayment of all, or a portion of all outstanding loans and to terminate the Credit Agreement in the event that Axel Johnson
(i) owns less than the majority of the outstanding voting stock of Larscom or
(ii) nominates less than a majority of the persons to be elected to the Board of Directors of Larscom.

                      REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee of the Board administers all of the Company's stock option plans, which include the Stock Option Plan for Non-Employee Directors, the Stock Incentive Plan, and the Employee Stock Purchase Plan. The Compensation Committee also recommends to the Board salaries, bonuses, benefits and other remuneration payable to the officers and key employees of the Company. The members of the Compensation Committee are Donald G. Heitt, Lawrence D. Milligan and Harvey L. Poppel, none of whom is employed by the Company.

COMPENSATION PHILOSOPHY

    The Company operates in the competitive and rapidly changing environment of high technology businesses. The Committee seeks to establish compensation policies that allow the Company flexibility to respond to changes in its business environment. The Company's compensation philosophy is based on the belief that achievement in this environment is enhanced by the coordinated efforts of all individuals working toward common objectives. The goals of the Company's compensation program are to align compensation with the Company's business objectives and performance, to foster teamwork and to enable the Company to attract, retain and reward employees who contribute to the Company's long-term success.

COMPENSATION COMPONENTS

    The Company's executive officers are compensated with a salary and are eligible for bonus and stock option awards. The Committee assesses the past performance and anticipated future contribution, and considers the total compensation (earned or potentially available) of each executive officer in establishing each element of compensation. To that end, the Company has provided incentives to its executive officers in the following three ways:

    1) BASE SALARY. The base salaries of executive officers are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions based on industry surveys made available to the Compensation Committee.

    2) CASH BONUS. The Company's executive cash bonus plan is designed to reward executive officers based on the financial performance of the Company during the year. Under the plans, cash bonuses are determined based upon the Company's achievement against specific financial performance objectives. This plan emphasizes the Compensation Committee's belief that, when the Company is successful, the executives should be appropriately compensated. Conversely, if the Company is not profitable, no bonuses are paid, absent extraordinary circumstances. No bonuses have been or will be paid to executive officers based on the financial performance of the Company during 1999.

    3) STOCK OPTIONS. The principal equity components of executive compensation are options granted under the Company's Stock Incentive Plan. Stock options are generally granted when an executive joins the Company with additional options granted from time to time for promotions and performance. The initial option granted to an executive vests over a period of four years. The Compensation Committee believes that the stock option participation provides a method of retention and motivation for the senior level executives of the Company and also aligns senior management's objectives with long-term stock price appreciation. Executives are also eligible to participate in the Employee Stock Purchase Plan pursuant to which stock may be purchased at 85 percent of the lower of the closing sale price for the Class A Common Stock as reported on the Nasdaq National Market at the beginning or end of each six month offering period subject to various limitations on the number of shares that can be purchased.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

    Mr. Coackley was appointed as President and Chief Executive Officer of the Company by the Board of Directors in May 1999 and his annual salary was set at $300,000. Mr. Coackley's compensation for 1999 reflects the Compensation Committee's evaluation of his overall leadership skills and the significant experience he brings to the Company as its President and Chief Executive Officer. In determining Mr. Coackley's compensation, the Compensation Committee considered, among other factors, Mr. Coackley's experience in the industry and the competitive marketplace for executive talent.

    In May 1999, with the hiring of Robert Coackley as President and Chief Executive Officer, George Donohoe ceased to function as the Acting Chief Executive Officer of the Company at a base salary of $245,000. Mr. Donohoe continues with the Company as an Officer and Executive Vice President of Sales and Services at a base salary of $200,012. Pursuant to an agreement dated as of October 6, 1998, between the Company and the former President and Chief Executive Officer, Ms. Deborah Soon, the Company agreed to continue Ms. Soon's salary through September 30, 1999. Under this agreement Ms. Soon was paid $247,177 in 1999.

    The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, and proposed regulations thereunder (the "Section"). The Section disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

                            STOCK PERFORMANCE GRAPH

    The following graph compares the cumulative total return to stockholders on the Company's Class A Common Stock from December 24, 1996 through December 31, 1999, to the cumulative total return over such period of (i) The Nasdaq Stock Market (U. S. Companies) and (ii) the Nasdaq Telecom Index. The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

    The graph assumes that $100 was invested on the date of the Company's initial public offering, December 24, 1996, in the Company's Class A Common Stock at the initial public offering price of $12.00 per share in each index. No dividends have been declared or paid on the Company's Class A Common Stock. Stockholder returns over the period indicated should not be considered indicative of future stockholder returns.

       COMPARISON OF CUMULATIVE TOTAL RETURN AMONG LARSCOM INCORPORATED,
            THE NASDAQ COMPOSITE INDEX AND THE NASDAQ TELECOM INDEX SINCE THE DATE OF THE COMPANY'S INITIAL PUBLIC OFFERING

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            NASDAQ INDEX  TELECOM INDEX  LARSCOM
12/24/1996        100.00         100.00   100.00
12/31/1996        100.26         102.41    94.79
12/31/1997        121.95         145.42    79.17
12/31/1998        170.29         237.59    12.76
12/31/1999        316.03         481.62    54.43

                                                          12/24/96   12/31/96   12/31/97   12/31/98   12/31/99
                                                          --------   --------   --------   --------   --------
Nasdaq Composite Index..................................  $100.00    $100.26    $121.95    $170.29    $316.03
Nasdaq Telecom Index....................................   100.00     102.41     145.42     237.59     481.62
Larscom Incorporated....................................   100.00      94.79      79.17      12.76      54.43

                               SECURITY OWNERSHIP

    The following table sets forth as of April 7, 2000 (except as set forth in the footnotes) certain information known to the company with respect to the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock by (i) each beneficial owner of more than 5% of the outstanding shares of each class of Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer and (iv) all directors and executive officers as a group.

                                                                   SHARES BENEFICIALLY OWNED
                                                ---------------------------------------------------------------
                                                NUMBER OF   PERCENT OF   NUMBER OF    PERCENT OF    PERCENT OF
                                                 CLASS A     CLASS A      CLASS B      CLASS B     TOTAL VOTING
                                                SHARES(1)   SHARES(2)    SHARES(1)    SHARES(2)      POWER(2)
                                                ---------   ----------   ----------   ----------   ------------
Axel Johnson Inc.(3)..........................     10,000         *      10,000,000      100.0%        82.4
Kopp Investment Advisors, Inc,(4).............  2,475,000      29.0              --          *          5.1
State of Wisconsin Investment Board(5)........  1,450,300      17.0              --          *          3.0
Robert Coackley...............................    139,645(6)     1.6             --          *            *
Joseph F. Smorada.............................     39,500         *              --          *            *
Donald G. Heitt...............................     24,000(7)       *             --          *            *
Harvey L. Poppel..............................     24,000(7)       *             --          *            *
Donald W. Morgan..............................      2,500         *              --          *            *
Richard E. Pospisil...........................         --         *              --          *            *
George M. Donohoe.............................     40,420(8)       *             --          *            *
Jeffrey W. Reedy..............................     26,581(9)       *             --          *            *
Rebecca C. Horn...............................     25,854(10)       *            --          *            *
Lawrence D. Milligan..........................      3,500         *              --          *            *
All executive officers and directors as a
  group (10 persons)..........................    326,000       3.8              --          *            *

------------------------

    * Less than 1%

(1) The number of shares beneficially owned includes Class A Common Stock and B Common Stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days of April 7, 1999, including but not limited to, upon exercise of an option.

(2) Percentage of beneficial ownership and voting power is based on 8,545,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock, all of which were outstanding on April 7, 2000. For each individual, this includes Class A Common Stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days of April 7, 2000, including, but not limited to, upon the exercise of an option; however, such Class A Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual.

(3) Based on information provided in a Schedule 13G filed by Axel Johnson with the SEC on February 12, 1997. The address for Axel Johnson is 300 Atlantic Street, Stamford CT 06901-0350. The 10,000 shares of Class A Common Stock are owned of record by Antonia Ax:son Johnson and her spouse. Ms. Johnson is the ultimate owner of Axel Johnson.

(4) Based on information provided in a Schedule 13D filed by Kopp Investment Advisors, Inc. with the SEC on March 16, 2000. The address for Kopp Investment Advisors, Inc. is 7701 France Avenue South, Suite 500, Edina MN 55435.

(5) Based on information provided in a Schedule 13G/A filed by The State of Wisconsin Investment Board with the SEC on February 10, 2000. The address for The State of Wisconsin Investment Board is P.O. Box 7842, Madison WI 53707.

(6) Includes 125,000 shares issuable upon exercise of options to purchase Larscom Class A Common Stock that are exercisable within 60 days of April 7, 2000.

(7) Includes 24,000 shares issuable upon exercise of options to purchase Larscom Class A Common Stock that are exercisable within 60 days of April 7, 2000.

(8) Includes 29,258 shares issuable upon exercise of options to purchase Larscom Class A Common Stock that are exercisable within 60 days of April 7, 2000.

(9) Includes 3,386 shares issuable upon exercise of options to purchase Larscom Class A Common Stock that are exercisable within 60 days of April 7, 2000.

(10) Includes 13,854 shares issuable upon exercise of options to purchase Larscom Class A Common Stock that are exercisable within 60 days of April 7, 2000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, officers and persons who are directly or indirectly the beneficial owners of more than 10% of the Common Stock of the Company are required to file with the SEC within specified monthly and annual due dates, a statement of their initial beneficial ownership and all subsequent changes in ownership of Common Stock. Rules of the SEC require such persons to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of such forms, the Company believes all section 16 filing requirements were met.

                                 OTHER MATTERS

    The Company knows of no other matters to be brought before the meeting. If any other matters are properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented as the Board of Directors may recommend.

                                          THE BOARD OF DIRECTORS

                                          /s/ DONALD W. MORGAN

                                          Donald W. Morgan
                                          SECRETARY

Dated: April 24, 2000

HARDING & HEAL, INC.    PROOF #5    3/15/00   1315    CUST. THE BANK OF NEW YORK
FILE NAME 71562          LARSCOM L/P
ATTN: WILLIAM POWERS (STENCIL SIDE PRINTS ALL RED)
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                             DETACH PROXY CARD HERE
                              V                  V
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   \     \

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN ITEM 1 "FOR"
ITEM 2, ITEM 3, ITEM 4 AND ITEM 5.

1. Election of Directors       FOR all nominees / /      WITHHOLD AUTHORITY to vote / /      *EXCEPTIONS / /
                               listed below              for all nominees listed below.

Nominees: Robert Coackley, Donald G. Heitt, Lawrence D. Milligan, Harvey L. Poppel, Richard E. Pospisil, Joseph F. Smorada
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK
               THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.
               THIS WILL BE TREATED AS AN INSTRUCTION TO VOTE FOR EACH OF THE NOMINEES EXCEPT FOR THOSE WHOSE NAME YOU WRITE IN THE SPACE PROVIDED BELOW.)

*Exceptions __________________________________________________________________

2. To ratify and approve an amendment to the Company's Stock Incentive Plan (the "Incentive Plan") to increase the number of shares of the Company's Class A Common Stock reserved for issuance pursuant to the Stock Incentive Plan from 3,985,000 shares to 6,785,000 shares.

   FOR / /                     AGAINST / /                   ABSTAIN / /

3. To ratify and approve an amendment to the Company's Employee Stock
   Purchase Plan (the "Stock Purchase Plan") to increase the number of shares of Class A Common Stock reserved for issuance pursuant to the Stock Purchase Plan from 685,000 shares to 785,000 shares.

   FOR / /                     AGAINST / /                   ABSTAIN / /

4. To ratify and approve an amendment to the Company's Stock Option Plan for Non-Employee Directors (the "Non-Employee Directors Stock Option Plan") to increase the number of shares of Class A Common Stock reserved for issuance pursuant to the Non-Employee Directors Stock Option Plan from 205,000 shares to 305,000 shares.

   FOR / /                     AGAINST / /                   ABSTAIN / /

5. To ratify and approve the selection by the Board of Directors of PricewaterhouseCoopers LLP as independent public accountants for the Company for the fiscal year ending December 31, 2000.

   FOR / /                     AGAINST / /                   ABSTAIN / /


                                                   CHANGE OF ADDRESS / /
                                                   MARK HERE

                                Please sign exactly as your name appears to the left. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

                                Dated: ______________________________, 2000


                                ___________________________________________
                                Signature

                                ___________________________________________
                                Signature


                                VOTES MUST BE INDICATED      /X/
                                (X) IN BLACK OR BLUE INK.


SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------
                             PLEASE DETACH HERE
              YOU MUST DETACH THIS PORTION OF THE PROXY CARD
               BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE
-------------------------------------------------------------------------------

HARDING & HEAL, INC.    PROOF #5    3/15/00   1315    CUST. THE BANK OF NEW YORK
FILE NAME 71562          LARSCOM L/P
ATTN: WILLIAM POWERS
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                              LARSCOM INCORPORATED

                         PROXY/VOTING INSTRUCTIONS CARD

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                LARSCOM INCORPORATED FOR THE ANNUAL MEETING OF
                   STOCKHOLDERS SCHEDULED FOR MAY 24, 2000

        The undersigned appoints Lawrence D. Milligan and Joseph F. Smorada and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Larscom Incorporated Class A Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 24, 2000 and at any adjournment or postponement thereof, as indicated on the reverse side.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES SET FORTH IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4 AND 5.

                (Continued and to be signed on the reverse side.)


                                                LARSCOM INCORPORATED
                                                P.O. BOX 11396
                                                NEW YORK, N.Y. 10203-0396

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